EXHIBIT 99.7

AT THE COMPANY: Jim Mayer, Chief Financial Officer (630) 562-4751 FOR IMMEDIATE RELEASE Friday, May 14, 2004

M-WAVE, INC. AMENDS CSI AGREEMENT, APPOINTS MAYER CFO/CAO
AND WILL NOMINATE HIM TO THE BOARD OF DIRECTORS

Paul Schmitt to serve as Special Consultant in reduced role

WEST CHICAGO, IL--(PrimeZone Media Network) - May 14, 2004 -- M-Wave Inc. (NASDAQsc: MWAV) today announced the appointment of Jim Mayer as its Chief Financial and Administrative Officer (CFO/CAO), effective immediately.

Mr. Mayer will serve in his new position pursuant to an amendment to the Company's Consulting Agreement with Credit Support International, LLC (CSI), of which he is the Managing Member. In connection with the amendment of the CSI Agreement, Mayer will vacate his role as the Chief Restructuring Advisor to the Board of Directors of the Company.

Moreover, the company will nominate Mayer for election to the Board at the upcoming 2004 Annual Shareholders Meeting to fill a vacancy in its classified Board that expires at the 2006 Annual Meeting of Shareholders.

The CSI amendment also extends the terms of the existing Agreement for an additional two years, ending in August 2006, and increases the base fee 15% while providing a grant to Mr. Mayer on September 1, 2004 of options to acquire 288,000 shares of M-Wave common stock for a five-year period. The new options will be exercisable based upon an average of the preceding 20 days' trading price on September 1, 2004, and will vest at a rate of 12,000 per month over the extended term of the Agreement.

In connection with the appointment of Mayer as CFO/CAO, Paul Schmitt, the company's former Chief Financial Officer, will assume a reduced role in the company's affairs, as Special Consultant, to facilitate a requirement by him for more time to pursue personal business.

"Jim Mayer has led this company, that was on the verge of dissolution a year ago, to an operational and financial turnaround which is nearing realization. It is appropriate at this time that he assume the duties of Chief Financial and Administrative Officer, as the company works to realize the benefits of its move away from manufacturing to Virtual Manufacturing and Supply Chain Services," stated Joe Turek the company's Chief Executive Officer.

Mr. Turek added, "The Board wishes to thank Paul Schmitt for his invaluable services over the years as Chief Financial Officer and looks forward to continued assistance in his new role."

About M-Wave, Inc.
Established in 1988 and headquartered in the Chicago suburb of West Chicago, Illinois, M-Wave is a value-added service provider of high performance circuit boards. The company's products are used in a variety of telecommunications and industrial electronics applications. M-Wave services customers like Federal Signal on digital products and Celestica - Nortel and Remec with its patented bonding technology, Flexlink II(TM), and its supply chain management services including Virtual Manufacturing (VM) and the Virtual Agent Procurement Program (VAP) whereby customers are represented in Asia either on an exclusive or occasional basis in sourcing and fulfilling high volume and technology circuit board production in Asia through the Company's Singapore office. The Company trades on the NASDAQ National market under the symbol "MWAV." Visit the company on its web site at www.mwav.com.

About Credit Support International
Established in 1991 by a European-American joint venture between Groupe Warrant of Belgium and DiversiCorp, Inc. of Dallas, Texas, CSI provided cross-border collateral control that linked lenders to their assets located both inside the U.S. and Western Europe. In 1998, CSI was split off from the two partner companies and evolved into a specialized consulting firm devoted to transitional and troubled middle market companies. Jim Mayer, its Managing Member, has 18 years of experience including 12 years as CEO of DiversiCorp, Inc. and has managed or directed more than 50 engagements with troubled companies and provided a variety of services directly to clients including: due diligence, workout, collateral control, corporate restructuring, bankruptcy support, cross-border secured finance and interim management. Mayer has served on several boards of directors including the Turnaround Management Association.

This news release contains predictions and other forward-looking statements that involve a number of risks and uncertainties. While this outlook represents our current judgment on the future direction of the business, such risks and uncertainties could cause actual results to differ materially from any future performance suggested above. Such risks and uncertainties include those factors detailed in the company's annual report on Form 10-K and other reports filed by the company with the U.S. Securities and Exchange Commission.